UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                   ---------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 24, 1997

                             HIREL HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

                       Commission File Number:  0-28524

               DELAWARE                                     65-0666239
            (State or other jurisdiction of              (I.R.S. Employer
            incorporation or organization)              Identification No.)

            650 SW 16th Terrace,
            Pompano Beach, Florida                             33069
            (Address of principal executive offices)        (Zip code)

Registrant's telephone number, including area code:     (954) 942-5390



(Former name,former address and former fiscal year,if changed since last report)


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Item 2. Acquisition of Assets.

On January 24, 1997, Hirel Holdings, Inc. [the "Company"] through its wholly-owned subsidiary, Hirel Technologies, Inc. ["Hirel"], acquired substantially all of the assets and certain liabilities of Marine Power, Inc. ["MPI"] pursuant to a Plan of Reorganization dated January 22, 1997 [the "Agreement"]. The aggregate purchase price was paid by the issuance of 390,000 shares of the Company's Common Stock. The Agreement also provides for an additional 50,000 shares the issuance of which is contingent on certain future events, including the performance of the Company's Common Stock.

The assets acquired from MPI are comprised mainly of accounts receivable, inventory and equipment. Based on the unaudited results for the third quarter ended September 30, 1996, MPI had total revenues and a pretax loss of approximately $3,209,000 and $110,000, respectively.

In connection with the acquisition, Hirel has entered into a five year employment agreement with W.E. Allbright, Jr., the principal shareholder and President of MPI.

MPI, a Louisiana based, private company, founded in 1960 is engaged in manufacturing and marketing marine engines for the after market and original equipment manufacturers. The Company intends to continue and further develop the existing business of MPI.

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.

         It is currently impractical to provide the financial information required pursuant to Item 310 of Regulation S-B. This Report will be amended within 60 days of the date this Report is filed to include such financial information.

     (b) Exhibits.

         10-12 Plan of  Reorganization,  dated  January 27,  1997,  by and among
               Marine Power, Inc., a Louisiana corporation, W.E. Allbright, Jr., Hirel Technologies, Inc., a Florida corporation, and Hirel Holdings, Inc., a Delaware corporation.

         10-13 Employment Agreement, dated January  ,1997, between W.E.
               Allbright, Jr. and Hirel Technologies, Inc.

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                                  SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      HIREL HOLDINGS, INC.



DATED: February 6, 1997               By  /s/ William H. Aden
                                        ---------------------
                                          William H. Aden,
                                          Vice President/Finance


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